Customers Bank

1015 Penn Ave., Suite 103 | Wyomissing PA 19610

customersbank.com

August 7, 2018

Francis T. Burke, President
Flagship Community Bank
29750 US Highway 19 North
Clearwater, FL. 33761

Dear Frank,

Pursuant to the Amended and Restated Purchase and Assumption Agreement and Plan of Merger (the "Agreement"), Customers Bancorp, Inc., Customers Bank and BankMobile Technologies, Inc. (together, "Customers") has received your request to permit Flagship Community Bank ("Flagship") to withdraw the Bank Merger Act application previously filed with the Federal Deposit Insurance Corporation (the "FDIC") in order to address a number of questions raised by the FDIC. We further understand that Flagship will resubmit the Bank Merger Act application as soon as practicably possible with the understanding that Flagship has no obligation to proceed with the application beyond September 30, 2018 without an amendment to the Agreement, extending the "Extension Date" beyond September 30, 2018.

Customers agrees to your request, as indicated by my signature to this letter. Please countersign the letter indicating Flagship's agreement and return to Bob Wahlman.

Sincerely,

Jay S. Sidhu
Chief Executive Officer
Customers Bancorp, Inc.
Customers Bank
BankMobile Technologies, Inc.

Flagship Community Bank

Frank T. Burke
President

8-7-18
Date

cc: Michael DeTommaso
Robert Wahlman
Christopher S, Connell, SRSY
Ed Dougherty
James Harasimowicz, KBW
Scott M. Polakoff, FinPro
John Talcott, Nelson Mullins